INDEPENDENT AUDITORS' REPORT

To the Stockholders and Directors of Roundy's, Inc.:

We have audited the accompanying consolidated balance sheets of Roundy's, Inc. and its subsidiaries as of January 1, 1994 and January 2, 1993 and the related statements of consolidated earnings, stockholders' equity and cash flows for each of the three years in the period ended January 1, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the companies at January 1, 1994 and January 2, 1993 and the results of their operations and their cash flows for each of the three years in the period ended January 1, 1994 in conformity with generally accepted accounting principles.

As discussed in Notes 1 and 9 to the financial statements, the companies changed their method of accounting for income taxes effective December 29, 1991, to conform with Statement of Financial Accounting Standards No. 109.

DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
February 28, 1994

STATEMENTS OF CONSOLIDATED EARNINGS
As of January 1, 1994 and January 2, 1993


				  1993          1992            1991
			     -------------- -------------- --------------
Revenues:
Net sales and service fees ..$2,480,254,200 $2,491,292,900 $2,534,418,400
Other-net ...................     6,526,600      3,290,100      5,047,300
			     -------------- -------------- --------------
			      2,486,780,800  2,494,583,000  2,539,465,700
			     -------------- -------------- --------------
Costs and Expenses:
Cost of sales ............... 2,248,336,000  2,252,976,400  2,291,962,200
Operating and administrative    206,253,600    211,949,500    217,096,400
Interest ....................    12,138,100     13,128,900     15,580,800
			     -------------- -------------- --------------
			      2,466,727,700  2,478,054,800  2,524,639,400
			     -------------- -------------- --------------
Earnings Before Patronage
   Dividends ................    20,053,100     16,528,200     14,826,300

Patronage Dividends .........     5,300,700      5,134,700      3,304,600
			     -------------- -------------- --------------
Earnings Before Income Taxes     14,752,400     11,393,500     11,521,700
			     -------------- -------------- --------------
Provision (Credit) for
   Income Taxes:
     Current-Federal ........     5,797,000      4,521,500      4,027,800
	    -Jobs and other
	       tax credits ..      (485,500)      (452,100)      (485,100)
	    -State ..........     1,740,200      1,237,000      1,174,700
	    -Deferred .......    (1,078,000)      (606,000)        (9,000)
			     -------------- -------------- --------------
				  5,973,700      4,700,400      4,708,400
			     -------------- -------------- --------------
Earnings Before Extraordinary
   Item and Cumulative Effect
   of Accounting Change .....     8,778,700      6,693,100      6,813,300

Extraordinary Loss on Early
   Extinguishment of Long-
   Term Debt (Net of Income
   Tax Benefit of $511,000)..      (751,000)

Cumulative Effect of
    Accounting Change .......                      660,000
			     -------------- -------------- --------------
Net Earnings.................$    8,027,700 $    7,353,100 $    6,813,300
			     ============== ============== ==============


[FN]
See notes to financial statements.

CONSOLIDATED BALANCE SHEETS
As of January 1, 1994 and January 2, 1993




ASSETS                                 1993                 1992
				   ------------         ------------
CURRENT ASSETS:

   Cash and short-term investments $ 25,845,600         $ 19,912,000
   Notes and accounts receivable,
      less allowance for losses,
      $8,766,500 and $7,578,200....  99,826,500           96,420,200
   Merchandise inventories......... 153,169,500          164,719,900
   Prepaid expenses ...............   6,956,800            4,347,400
   Future income tax benefits......   4,281,800            4,576,800
				   ------------         ------------
      Total current assets......... 290,080,200          289,976,300
				   ------------         ------------
OTHER ASSETS:
   Notes receivable................  14,894,700           19,497,200
   Other real estate...............   7,343,000            6,540,700
   Deferred expenses and other.....   7,885,100            8,654,500
				   ------------         ------------
      Total other assets...........  30,122,800           34,692,400
				   ------------         ------------

PROPERTY AND EQUIPMENT:
   Land............................   5,100,600            4,647,200
   Buildings.......................  39,668,000           40,529,900
   Equipment.......................  71,508,900           76,275,100
   Capitalized equipment leases....   2,300,000            2,300,000
   Leasehold improvements..........  11,939,300           16,005,900
				   ------------         ------------
				    130,516,800          139,758,100
   Less accumulated depreciation
     and amortization:
       Owned.......................  68,721,000           72,602,300
       Leased......................   1,906,700            1,676,600
				   ------------         ------------
	 Property and equipment-net  59,889,100           65,479,200
				   ------------         ------------
				   $380,092,100         $390,147,900
				   ============         ============

[FN]
See notes to financial statements.

LIABILITIES AND STOCKHOLDERS' EQUITY:

				      1993                 1992
				   ------------         ------------

CURRENT LIABILITIES:
   Notes payable...................$    139,600         $    502,400
   Current maturities of
      long-term debt...............   8,920,700            7,542,800
   Accounts payable................ 130,187,600          127,775,500
   Accrued expenses................  36,778,500           33,867,100
   Income taxes....................     410,900            1,135,300
				   ------------         ------------
      Total current liabilities.... 176,437,300          170,823,100

Long-Term Debt, Less Current
   Maturities...................... 113,044,700           135,420,100
Deferred Income Taxes..............     600,000             2,184,000
Other Liabilities..................   3,944,000             3,147,800
				   ------------          ------------
      Total liabilities ........... 294,026,000           311,575,000


Commitments and Contingencies  (Note 10)


STOCKHOLDERS' EQUITY:
   Common stock:
      Voting (Class A).............      19,400                20,100
      Non-voting (Class B).........   1,425,400             1,427,000
				    -----------           -----------
	  Total common stock.......   1,444,800             1,447,100

   Amount related to recording
      minimum pension liability....    (308,700)
   Patronage dividends payable in
      common stock.................   3,263,000             3,210,000
   Additional paid-in capital......  20,388,900            16,867,000
   Reinvested earnings.............  61,278,100            57,048,800
				   ------------          ------------
     Total stockholders' equity....  86,066,100            78,572,900
				   ------------          ------------
				   $380,092,100          $390,147,900
				   ============          ============

STATEMENTS of CONSOLIDATED STOCKHOLDERS' EQUITY
For the years ended January 1, 1994, January 2, 1993 and December 28, 1991


				     Common Stock
			   -------------------------------------  Patronage
			       Class A          Class B           Dividends    Additional
			   -------------------------------------- Payable in    Paid-in     Reinvested
			   Shares  Amount   Shares    Amount     Common Stock  Capital      Earnings
			   ---------------------------------------------------------------------------
Balance, December 29, 1990 17,200  $21,500  1,146,745 $1,433,400  $3,414,000  $11,682,600 $48,684,200
   Net earnings...........                                                                  6,813,300
   Common stock issued..... 1,100    1,400     75,845     94,800  (3,414,000)   3,910,600
   Common stock purchased..(2,300)  (2,900)   (69,106)   (86,300)                (852,400) (2,995,600)
   Patronage dividends
    payable in common stock                                        2,212,000
			   ---------------------------------------------------------------------------
Balance, December 28, 1991 16,000   20,000  1,153,484  1,441,900   2,212,000   14,740,800  52,501,900
   Net earnings............                                                                 7,353,100
   Common stock issued..... 1,200    1,500     52,184     65,200  (2,212,000)
   Common stock purchased..(1,100)  (1,400)   (64,110)   (80,100)                (903,100) (2,806,200)
   Patronage dividends
    payable in common stock                                        3,210,000
			   ---------------------------------------------------------------------------
Balance, January 2, 1993   16,100   20,100  1,141,558  1,427,000   3,210,000   16,867,000  57,048,800
   Net earnings............                                                                 8,027,700
   Common stock issued.....   700      900     82,193    102 700  (3,210,000)   5,058,100
   Common stock purchased..(1,300)  (1,600)   (83,449)  (104,300)              (1,536,200) (3,798,400)
   Patronage dividends
    payable in common stock                                        3,263,000
			   ---------------------------------------------------------------------------
Balance, January 1, 1994   15,500  $19,400  1,140,302 $1,425,400  $3,263,000  $20,388,900 $61,278,100
			   ===========================================================================

See notes to financial statements.

STATEMENTS of CONSOLIDATED CASH FLOWS
For the years ended January 1, 1994, January 2, 1993 and December 28, 1991

				   1993              1992             1991
				------------      ------------    ------------
Cash Flows From Operating
 Activities:
   Net earnings.................$  8,027,700      $  7,353,100    $  6,813,300
   Adjustments to reconcile
     net earnings to net
     cash flows provided by
     operating activities:
     Depreciation and
       amortization.............  12,913,200        13,350,100      12,892,700
     Extraordinary loss on
       early extinguishment
       of debt..................     751,000
     Cumulative effect of
       accounting change........                      (660,000)
     Allowance for losses.......   6,738,600         5,772,900       4,030,300
     Gain on sale of property
       and equipment and other
       productive assets........  (3,680,300)       (1,105,700)     (1,804,800)
     Patronage dividends payable
       in common stock..........   3,263,000         3,210,000       2,212,000
   (Increase) decrease in operating
      assets, net of the effects
      of disposition:
      Accounts receivable....... (13,819,500)       (3,462,100)     (6,676,200)
      Merchandise inventories...  11,038,700        (2,273,400)     (1,789,000)
      Prepaid expenses..........  (2,105,000)         (219,900)       (359,800)
      Future income tax benefits     295,000        (1,218,000)       (293,000)
      Other real estate.........    (802,300)          245,200         456,300
      Deferred expenses and other
      assets....................     (27,700)         (330,700)        (38,000)
   Increase (decrease) in operating
      liabilities, net of the
      effects of disposition:
      Accounts payable..........   7,715,000        (4,432,700)     (5,528,100)
      Accrued expenses..........     772,900         1,893,000)      1,982,900
      Income taxes..............    (724,400)          (16,700)        432,300
      Deferred income taxes.....  (1,373,000)          232,000         157,000
      Other liabilities.........     796,200           757,800      (1,325,300)
				------------      ------------    ------------
   Net cash flows provided by
      operating activities        29,779,100        15,308,900      11,162,600
				------------      ------------    ------------
Cash Flows From Investing Activities:
   Capital expenditures......... (13,354,800)      (15,332,300)    (11,894,000)
   Proceeds from sale of property
     and equipment and other
     productive assets..........  11,017,900         3,096,800      14,574,300
   (Increase) decrease in notes
     receivable.................   4,602,500        (3,976,500)     (7,034,400)
				------------      ------------    ------------
  Net cash flows provided by
   (used in) investing activities  2,265,600       (16,212,000)     (4,354,100)
				------------      ------------    ------------

Cash Flows From Financing Activities:
   Proceeds from long-term
     borrowings.................  45,000,000        48,000,000       8,475,000
   Principal payments and
     defeasance of long-term
     debt....................... (68,637,400)      (51,862,400)     (9,627,600)
   Increase in notes payable and
     current maturities of long-
     term debt..................   1,015,100           909,200         194,100
   Proceeds from sale of common
     stock......................   1,951,700           884,000         870,000
   Common stock purchased.......  (5,440,500)       (3,790,800)     (4,214,400)
				------------      ------------    ------------
   Net cash flows (used in)
     financing activities....... (26,111,100)       (5,860,000)     (4,302,900)
				------------      ------------    ------------
Net Increase (Decrease) in Cash
   and Short-Term Investments...   5,933,600        (6,763,100)      2,505,600
Cash And Short-Term Investments,
   Beginning Of Year............  19,912,000        26,675,100      24,169,500
				------------      ------------    ------------
Cash And Short-Term Investments,
   End Of Year..................$ 25,845,600      $ 19,912,000    $ 26,675,100
				============      ============    ============
Cash Paid During The Year For:
   Interest.....................$ 13,100,200      $ 14,482,100    $ 14,918,900
   Income Taxes.................   7,805,700         5,703,300       4,478,200

[FN]
See notes to financial statements.

NOTES to FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES
Description of business-The company is primarily engaged in the distribution of food products and related non-food items through retail supermarkets, many of which are owned by stockholder-customers or the company.

Fiscal year-The company's fiscal year is the 52 or 53 week period ending the Saturday nearest to December 31. The years ended January 1, 1994 and December 28, 1991 included 52 weeks. The year ended January 2, 1993 included 53 weeks.

Consolidation practice-The financial statements include the accounts of the company and its subsidiaries. Significant intercompany balances and transactions are eliminated.

Short-term investments-Short-term investments (maturing within three months) are recorded at cost which approximates market value.

Inventories-Inventories are recorded at the lower of cost, on the first-in, first-out method, or market.

Depreciation-Depreciation and amortization of property and equipment are computed primarily on the straight-line method over their estimated useful lives, which are generally thirty-one years for buildings, three to ten years for equipment and five to twenty years for leasehold improvements. Equipment under capitalized leases are amortized over the terms of the respective leases.

Income Taxes-Prior to 1992, the company provided deferred income taxes in accordance with Statement of Financial Accounting Standards No. 96. Effective December 29, 1991, the company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.

2. DISPOSITION
On August 28, 1993, the company completed the sale of its dairy and ice cream operations. The sale price of $14,976,500 consisted of cash of $9,649,600 and liabilities assumed by the purchaser of $5,326,900. The sale resulted in a pretax gain of $3,254,100 which is included in other revenues in the 1993 Statement of Consolidated Earnings.

3. PATRONAGE DIVIDENDS
The company's By-Laws require that for each of the last three fiscal years, to the extent permitted by the Internal Revenue Code, patronage dividends are to be paid out of earnings from business done with stockholder-customers in an amount which will reduce the net earnings of the company to an amount which will result in a 10% increase in the book value of its common stock. The dividends are payable at least 20% in cash and the remainder in Class B common stock. Dividends for the last three fiscal years were payable 30% in cash.

4. NOTES RECEIVABLE
The company extends long-term credit to certain independent retailers it serves to be used primarily for store expansion or improvements. Loans to independent retailers are primarily collateralized by the retailer's inventory and equipment. Interest rates are generally in excess of the prime rate and terms of the notes are up to 10 years. Included in current notes and accounts receivable are amounts due within one year totalling $9,661,400 and $10,755,200 at January

1, 1994 and January 2, 1993, respectively. Long-term notes receivable at January 1, 1994 and January 2, 1993 are net of an allowance for losses of $1,483,000.

5. LONG-TERM DEBT
Long-term debt, exclusive of current maturities, consists of the following at the respective year-ends:

						    1993            1992
					       ------------   ------------
Mortgage note payable at 9.75%, due  1994......               $   1,579,200
Other long-term debt, 9% to 10%, due 1995
 to 2006.......................................$  1,162,700       2,741,800
Obligations under capitalized leases...........   1,310,800       1,738,400
Industrial development bonds, 73% of the
 prime rate, due 1995 to 1997..................     521,200       1,610,700
Senior unsecured notes payable:
 10.31%, due 1995 to 1999......................  15,250,000      18,750,000
 11.26%, due 1995 to 1999......................                  25,000,000
  9.26%, due 1995 to 2001......................  17,500,000      20,000,000
  7.57% to 8.26%, due 1995 to 2008.............  22,300,000      23,000,000
  6.94%, due 1997 to 2003......................  45,000,000
Notes payable under revolving credit
 agreements at 6%, due 1997....................  10,000,000      41,000,000
						-----------    ------------
	Total..................................$113,044,700    $135,420,100
					       ============    ============

Interest rates noted above are at January 1, 1994. The prime interest rate was 6.0% at January 1, 1994 and January 2, 1993.

At January 1, 1994, $60,000,000 was available to the company under its revolving credit agreements. Certain property and equipment aggregating approximately $3,000,000 are pledged as collateral to long-term debt and other obligations at January 1, 1994. The loan agreements include, among other provisions, minimum working capital and net worth requirements and limit stock repurchases and total debt outstanding.

In December 1993, the company completed a private placement of $45,000,000 of 6.94% Senior Unsecured Notes. Proceeds were used to prepay the $25,000,000 of 11.26% outstanding Senior Unsecured Notes and to reduce notes payable under revolving credit agreements. Proceeds used to prepay the 11.26% Senior Unsecured Notes were placed in an irrevocable trust and, as a result, this debt is considered to be defeased and the liability has been removed from the consolidated financial statements. The extraordinary loss on the early extinguishment of the 11.26% Senior Unsecured Notes totalled $1,262,000, before applicable income tax benefit of $511,000.

Repayment of principal on long-term debt outstanding, excluding obligations under capitalized leases (see Note 10), is as follows:

1994............................................................$ 8,512,500
1995............................................................  6,929,400
1996............................................................  7,681,600
1997............................................................ 25,508,300
1998............................................................ 11,656,800
Thereafter...................................................... 59,957,800

6. FAIR VALUE OF FINANCIAL INSTRUMENTS
The company's financial instruments, as defined in Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," consist primarily of accounts and notes receivable, accounts payable, notes payable and long-term debt. The carrying amounts for accounts and notes receivable, accounts payable and notes payable approximate their fair values. Based on the borrowing rates currently available to the company for long-term debt with similar terms and maturities, the fair value of long-term debt, including current maturities, is approximately $126,700,000.



7. COMMON STOCK
The authorized capital stock of the company is 60,000 shares of Class A common stock and 2,400,000 shares of Class B common stock with a par value of $1.25 a share. Inactive customers are required to exchange Class A voting stock held for Class B non-voting stock.

The issuance and redemption of common stock is based on the book value thereof as of the preceding year-end. The year-end book value was $71.65, $65.10 and $58.75 for 1993, 1992 and 1991, respectively. The company is obligated, upon request, to repurchase common stock held by inactive customers or employees. The amount available for such repurchases in any year is subject to limitations under certain loan agreements.

Effective November 1991, the Board of Directors adopted the 1991 Stock Incentive Plan (the "Plan") under which up to 75,000 shares of Class B common stock may be issued pursuant to the exercise of stock options. The Plan also authorizes the grant of up to 25,000 stock appreciation rights ("SARs"). Options and SARs may be granted to senior executives and key employees of the company by the Executive Compensation Committee of the Board of Directors. No options or SARs may be granted under the Plan after November 30, 2001.

Option and SAR transactions are as follows:

				       Options     SARs       Price
				       -------   --------  -------------
Outstanding, December 29, 1990.....         0          0         -
   Granted.........................     30,000    10,000          $53.10
				       -------   --------  -------------
Outstanding, December 28, 1991.....     30,000    10,000           53.10
   Granted.........................     15,000     5,000           58.75
				       -------   --------  -------------
Outstanding, January 2, 1993.......     45,000    15,000     53.10-58.75
   Granted.........................     15,000     5,000           65.10
   Exercised.......................    (15,333)              53.10-65.10
   Cancelled.......................     (1,500)   (1,500)    53.10-58.75
				       -------   --------  -------------
Outstanding, January 1, 1994.......     43,167    18,500   $53.10-$65.10
				       =======   ========  =============
Available for grant after
   January 1, 1994.................     16,500     6,500
				       =======   ========

Options granted become exercisable based on the vesting rate which ranges from 20% at the date of grant to 100% eight years from the date of grant. As of January 1, 1994, options were exercisable for 21,015 shares at $53.10-$65.10 per share.

SAR holders are entitled, upon exercise of a SAR, to receive cash in an amount equal to the excess of the book value per share of the company's common stock as of the last day of the company's fiscal year immediately preceding the date the SAR is exercised over the base price of the SAR. SARs granted become exercisable based on the vesting rate which ranges from 20% on the last day of the fiscal year of the grant to 100% eight years from the last day of the fiscal year of the grant. Compensation expense was not material in 1993, 1992 and 1991. As of January 1, 1994, 5,950 SARs were exercisable at $53.10-$65.10 per SAR.

In the event of a change in control of the company, all options and SARs previously granted and not exercised, become exercisable.

8. EMPLOYEE BENEFIT PLANS
Substantially all non-union employees of the company and employees of its subsidiaries are covered by defined benefit pension plans. Benefits are based on either years of service and the employee's highest compensation during five of the most recent ten years of employment or on stated amounts for each year of service. The company intends to annually contribute only the minimum contributions required by applicable regulations.

The following sets forth the funded status of the plans at January 1, 1994 and January 2, 1993:
				     1993                      1992
			   ----------------------------------------------------
			     Assets    Accumulated     Assets       Accumulated
			     Exceed      Benefits      Exceed         Benefits
			   Accumulated    Exceed     Accumulated       Exceed
			     Benefits     Assets       Benefits        Assets
			   ----------------------------------------------------
Actuarial present value of:
 Vested benefit obligation $18,843,000  $3,234,100  $14,475,700    $2,126,900
			   ===========  ==========  ===========    ==========
 Accumulated benefit
    obligation............ $21,103,200  $3,425,600  $15,400,500    $2,186,500
			   ===========  ==========  ===========    ==========
 Projected benefit
    obligation............ $25,118,300  $3,425,600  $17,815,300    $2,186,500
Plan assets (primarily
   listed stocks and bonds)
   at market value........  25,688,200   1,978,300   21,775,800     1,772,500
			   -----------  ----------  -----------    ----------
Projected benefit obligation
   (in excess of) or less
   than plan assets.......     569,900  (1,447,300)   3,960,500      (414,000)
Unrecognized net (gain)
   or loss................    (688,100)    519,700   (3,920,800)     (337,700)
Prior service cost not yet
   recognized in net
   periodic pension cost..     595,700      73,100      639,700         3,000
Unrecognized net asset....  (1,404,300)              (1,575,500)
Adjustment required to
recognize minimum
liability.................                (592,800)
			   ----------- -----------  -----------    ----------
Accrued pension cost...... $  (926,800)$(1,447,300) $  (896,100)   $ (748,700)
			   =========== ===========  ===========    ==========

The assumptions used in the accounting were as follows:
							 1993      1992
						       --------  --------

Discount rate..........................................    7.5%    9.5%
Rate of increase in compensation levels................    4.0%    5.0%
Expected long-term rate of return of assets............    9.0%    9.5%

The changes in actuarial assumptions in 1993 resulted in a $6,047,000 increase in the projected benefit obligation in 1993, and is expected to result in an increase in the 1994 pension expense of approximately $750,000. In 1993, in accordance with Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions," the company has recorded a minimum pension liability of which $308,700, net of income taxes, is reflected as a reduction of stockholders' equity.

Net pension cost for the foregoing defined benefit plans includes the following components:

					    1993        1992         1991
					-----------  ----------- -----------
Service cost-benefits earned during
 the year...............................$ 1,314,800  $ 1,263,200 $ 1,217,300
Interest on projected benefit obligation  1,881,000    1,658,900   1,583,500
Actual return on plan assets............ (2,251,200)  (2,007,400) (1,573,400)
Net amortization and deferral...........   (247,500)    (321,200)   (134,700)
					-----------  -----------  ----------
Net pension cost........................$   697,100  $   593,500 $ 1,092,700
					===========  =========== ===========

The company and its subsidiaries also participate in various multi-employer plans which provide defined benefits to employees under collective bargaining agreements. Amounts charged to pension expense for such plans were $3,437,500, $3,500,400 and $3,465,800 in 1993, 1992 and 1991, respectively. Also, the company has a defined contribution plan covering substantially all salaried and hourly employees not covered by a collective bargaining agreement. Total expense for the plan amounted to $513,700, $508,200 and $480,000 in 1993, 1992 and 1991, respectively.

Effective January 3, 1993, the Company adopted the provisions of the Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," which covers health care and other welfare benefits provided to retirees and Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" issued by the Financial Accounting Standards Board. The adoption of these statements, using the immediate recognition basis, did not have an effect on the accompanying consolidated financial statements.


9. INCOME TAXES
Effective December 29, 1991, the company adopted Statement of Financial Standards No. 109, "Accounting for Income Taxes." The company elected to reflect the effect of this accounting principle change as a cumulative effect adjustment as of December 29, 1991.

Federal income tax at the statutory rates of 35% in 1993 and 34% in 1992 and 1991 and income tax expense as reported, are reconciled as follows:

			    1993       1992        1991
			 ---------- ---------- ------------
Federal income tax at
 statutory rates.........$5,163,300 $3,873,800 $ 3,917,400
State income taxes,
 net of federal tax
 benefits................ 1,131,100    816,400     775,300
Jobs and other tax
 credits.................  (485,500)  (452,100)   (485,100)
Other-net................   164,800    462,300     500,800
			 ----------  ---------- -----------
Income tax expense.......$5,973,700  $4,700,400 $4,708,400
			 ==========  ========== ===========

Deferred (prepaid) taxes on earnings result from the recognition of certain items in different periods for tax and financial reporting purposes. The sources and tax effects of these differences are as follows:

				    1993        1992        1991
			       ------------ ------------ -----------

Depreciation and amortization..$  (423,000) $   251,000  $1,065,000
Inventory valuation methods....     59,000       91,000    (202,000)
Disposal of property and
 equipment.....................   (114,000)     (47,000)   (520,000)
Allowance for doubtful accounts    697,000   (1,215,000)     42,000
Loss contingencies.............   (261,000)    (213,000)   (105,000)
Employee benefits.............. (1,015,000)     651,000    (224,000)
Other-net......................    (21,000)    (124,000)    (65,000)
			       -----------   ----------  ----------
Total..........................$(1,078,000)  $ (606,000) $   (9,000)
			       ============  =========== ===========

The approximate tax effects of temporary differences at January 1, 1994 and January 2, 1993 are as follows:

				1993                              1992
		       ----------------------------------- ------------------------------------
			 Assets    Liabilities    Total      Assets     Liabilities     Total
		       ---------- ------------ ----------- ----------- ------------  -----------
Allowance for doubtful
 accounts..............$1,652,000               $1,652,000  $2,349,000               $ 2,349,000
Inventories ...........           $  (466,200)    (466,200)             $  (407,200)    (407,200)
Employee benefits...... 2,296,000                2,296,000   1,954,000                 1,954,000
Accrued expenses not
 currently deductible..   799,000                  799,000     538,000                   538,000
Other..................     1,000                    1,000     143,000                   143,000
		       ---------- ------------ ------------ ---------- ------------ - ----------
Current................ 4,748,000    (466,200)   4,281,800   4,984,000     (407,200)   4,576,800
		       ---------- ------------ ------------ ---------- ------------ - ----------
Allowance for doubtful
 accounts..............   582,000                  582,000     582,000                   582,000
Depreciation and
 amortization..........            (2,998,000)  (2,998,000)              (3,502,000)  (3,502,000)
Employee benefits...... 1,745,000                1,745,000     668,000                   668,000
Other..................    71,000                   71,000      68,000                    68,000
		       ---------- ------------ ------------ ---------- ------------  -----------
Noncurrent............. 2,398,000  (2,998,000)    (600,000)  1,318,000   (3,502,000)  (2,184,000)
		       ---------- ------------ ------------ ---------- ------------  -----------
Total..................$7,146,000 $(3,464,200)  $3,681,800  $6,302,000 $ (3,902,200) $ 2,392,800
		       ========== ============ ============ ========== ============= ===========


10. LEASE OBLIGATIONS AND CONTINGENT LIABILITIES
Rental payments and related subleasing rentals under operating leases are as follows:
				    RENTAL PAYMENTS
				------------------------     SUBLEASING
				 MINIMUM     CONTINGENT       RENTALS
				-----------  ------------   ------------
1991........................... $40,735,700  $ 403,000      $17,326,800
1992...........................  36,778,100    363,400       18,590,300
1993...........................  36,675,800    398,800       18,985,200

Contingent rentals may be paid under certain store leases on the basis of the store's sales in excess of stipulated amounts.

Future minimum rental payments under long-term leases are as follows at January 1, 1994:


					       OPERATING   CAPITALIZED
						 LEASES        LEASES
					      ------------   ---------

1994......................................... $ 35,161,300  $  566,100
1995.........................................   33,253,900     566,100
1996.........................................   29,355,800     460,300
1997.........................................   25,424,900     160,300
1998.........................................   23,748,400      84,300
Thereafter...................................  224,569,100     282,200
					      ------------   ---------
Total........................................ $371,513,400   2,119,300
Amount representing interest...................................400,300
													     ---------
Present value of net minimum lease payments................. 1,719,000
Current portion..............................................  408,200
													     ---------
Long-term portion.........................................  $1,310,800
													    ==========

Total minimum rentals to be received in the future under non-cancelable subleases as of January 1, 1994 are approximately $275,335,000.

The company has guaranteed customer bank loans and customer leases amounting to $4,600,100 and $1,170,300, respectively, at January 1, 1994.

11. EARNINGS PER SHARE

Earnings per share are not presented because they are not deemed to be meaningful. See Notes 3 and 7 relating to patronage dividends and common stock repurchase requirements.